Exhibit 99.1
ALIMERA SCIENCES REPORTS FOURTH QUARTER 2010 FINANCIAL RESULTS
Reiterates Positive 36-Month Results From the Completed Phase 3 FAME™ Study of
ILUVIEN® in Patients with Diabetic Macular Edema
Cash, cash equivalents and investments at December 31, 2010 totaled $54.8 million
ATLANTA, GA February 10, 2011 — Alimera Sciences, Inc., (NASDAQ: ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the fourth quarter and year ended December 31, 2010.
“Our recently released 36-month data showed a consistent response rate of patients whose best corrected visual acuity improved by 15 or more letters from baseline at month 24 and month 36, with a peak rate of 31.4% in month 30. We believe these data demonstrate that ILUVIEN® can provide a long-term option for the treatment of diabetic macular edema (DME), for up to three years, and we look forward to continuing to work with the FDA toward the approval of ILUVIEN for the treatment of DME,” said Dan Myers, president and chief executive officer of Alimera. “During the fourth quarter of 2010, we increased our pre-marketing budget in preparation for the commercial launch of ILUVIEN previously expected in the first half of 2011. Our team has many years of experience launching new pharmaceutical products and we are confident in our go-to-market strategy for a potential introduction later this year.”
Alimera received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) in the latter half of December 2010. The FDA issued the CRL to communicate its decision that the New Drug Application (NDA) for the investigational drug ILUVIEN could not be approved in its present form.
The NDA included data through month 24 of the study. No new clinical studies were requested by the FDA in the CRL. However, the FDA asked for analyses of the safety and efficacy data through the end of the FAME™ Study to further assess the relative benefits and risks of ILUVIEN. Alimera is currently preparing the analyses the FDA requested having completed the FAME Study and publicly released data on February 3, 2011. The FDA is also seeking additional information regarding controls and specifications concerning the manufacturing, packaging and sterilization of ILUVIEN, which Alimera is in the process of compiling.
The FAME Study consisted of two Phase 3 pivotal clinical trials (Trial A and Trial B) to assess the safety and efficacy of ILUVIEN for the treatment of DME. Both Trial A and Trial B demonstrated statistical significance in comparison to the control at month 33 individually and on a combined basis at month 36. The FDA confirmed to Alimera in a recent meeting that there is no requirement to demonstrate statistical significance in the two trials individually or in the aggregate at month 36. Therefore, Alimera believes these results meet the criteria for replication of efficacy in the two studies.

“We believe the additional 36-month data we recently released will help the FDA evaluate the safety and efficacy of ILUVIEN and gain further clarity into the benefit to risk ratio. These data will be included in our submission to the FDA in a follow up to the CRL. Moreover, based on recent discussions with the FDA we anticipate that the FDA will call an advisory panel subsequent to the receipt of this submission. We continue to believe that ILUVIEN will be the first ophthalmic drug approved in the United States for the treatment of DME and have an addressable market that could reach $1 billion per year,” said Mr. Myers.
Financial Highlights
Research and development expenses for the fourth quarter of 2010 decreased to $2.1 million, compared to $3.1 million for the fourth quarter of 2009, primarily due to the completion of the FAME Study patient follow up in September of 2010.
General and administrative expenses in the fourth quarter of 2010 were $1.3 million compared to $1.1 million in the fourth quarter of 2009.
Marketing expenses in the fourth quarter of 2010 were $2.7 million compared to $0.2 million for the fourth quarter of 2009. The increase was primarily due to pre-marketing expenditures related to the commercial launch of ILUVIEN, which was previously expected in the first half of 2011.
Net loss for the quarter ended December 31, 2010 was $6.3 million, or $0.20 per common share, compared with a net loss of $24.8 million, or $15.85 per common share, for the quarter ended December 31, 2009. The primary reason for the decrease in net loss was due to a loss related to an increase in fair value of the conversion feature of Alimera’s previously outstanding preferred stock in the fourth quarter of 2009. Net loss per share was based on 31,209,551 weighted average shares outstanding for the fourth quarter of 2010 and 1,564,075 weighted average shares for the fourth quarter of 2009.
As of December 31, 2010, Alimera had cash, cash equivalents and investments of $54.8 million, compared to $4.9 million as of December 31, 2009. In October 2010, Alimera obtained a $32.5 million senior secured credit facility comprised of a $12.5 million term loan and a $20.0 million working capital revolver. Alimera borrowed $6.25 million of the term loan upon the closing of the facility. The remaining $6.25 million would be available only following FDA approval of ILUVIEN, but no later than July 31, 2011. Given the status of the FDA’s review of the NDA, it is unlikely that FDA approval would occur prior to July 31, 2011. Borrowings on the revolver may be drawn subsequent to FDA approval of ILUVIEN up to 85% of eligible accounts receivable.
Financial Outlook
Alimera intends to market and sell ILUVIEN to the approximately 1,600 retinal specialists practicing in the approximately 900 retina centers across the United States and Canada.
Alimera believes its current cash, cash equivalents, investments and credit facility are sufficient to fund operations through the projected commercialization of ILUVIEN in late 2011.

Conference Call to be Held Today
Alimera will hold a conference call to discuss these results today at 4:30 P.M. ET. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.
To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://www.alimerasciences.com.
A replay of the conference call will be available beginning February 10, 2011 at 7:30 P.M. ET and ending on February 24, 2011 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international), Conference ID Number: 40881561. A replay of the webcast will be available on the corporate website for two weeks, through February 24, 2011.
About ILUVIEN
ILUVIEN is an investigative, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate ILUVIEN is an intravitreal insert containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of DME, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “likely,” “will,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s annual report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC.
All forward-looking statements contained in this press release are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Income Statement
(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)

RESEARCH AND DEVELOPMENT EXPENSES	$2,100	$3,078	$12,581	$15,057
GENERAL AND ADMINISTRATIVE EXPENSES	1,272	1,056	4,610	3,407
MARKETING EXPENSES	2,671	211	4,880	752

OPERATING EXPENSES	6,043	4,345	22,071	19,216
INTEREST AND OTHER INCOME	20	2	73	37
INTEREST EXPENSE	(230)	(474)	(848)	(1,897)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	—	—	1,343	—
DECREASE (INCREASE) IN FAIR VALUE OF PREFERRED STOCK CONVERSION FEATURE	—	(17,847)	3,644	(23,142)

LOSS FROM CONTINUING OPERATIONS	(6,253)	(22,664)	(17,859)	(44,218)
INCOME FROM DISCONTINUED OPERATIONS	—	—	4,000	—

NET LOSS	(6,253)	(22,664)	(13,859)	(44,218)
BENEFICIAL CONVERSION FEATURE OF PREFERRED STOCK	—	—	—	(355)
PREFERRED STOCK ACCRETION	—	(246)	(466)	(623)
PREFERRED STOCK DIVIDENDS	—	(1,885)	(2,638)	(7,225)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(6,253)	$(24,795)	$(16,963)	$(52,421)

NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.20)	$(15.85)	$(0.77)	$(34.55)

WEIGHTED — AVERAGE SHARES OUTSTANDING — Basic and diluted	31,209,551	1,564,075	22,167,873	1,517,365

Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2010	2009
	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$28,514	$4,858
Investments	26,330	—
Prepaid expenses and other current assets	1,078	634
Deferred financing costs	272	815

Total current assets	56,194	6,307
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	220	254

TOTAL ASSETS	$56,414	$6,561

CURRENT LIABILITIES:
Accounts payable	$1,677	$1,758
Accrued expenses	2,731	3,314
Outsourced services payable	841	1,157
Notes payable	1,157	4,500
Capital lease obligations	11	6

Total current liabilities	6,417	10,735

LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	4,767	10,500
Fair value of preferred stock conversion feature	—	36,701
Other long-term liabilities	18	708
PREFERRED STOCK	—	113,389
STOCKHOLDERS’ DEFICIT:
Common stock	313	54
Additional paid-in capital	233,338	4,836
Preferred stock warrants	—	1,472
Common stock warrants	415	57
Accumulated deficit	(188,854)	(171,891)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	45,212	(165,472)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$56,414	$6,561